ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-4
$ 230,065,034.95 5.91% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   5,188,958   2,780,079         435    0.00%   10,431,614    0.00%
 Feb-98   5,060,749   2,887,958      80,381    0.00%   11,450,685    4.75%
 Mar-98   6,088,353   2,496,506     291,401    0.45%   11,902,074    5.36%
 Apr-98   7,352,769   2,480,109     574,711    1.69%   13,345,992    5.77%
 May-98   7,409,286   2,370,214   1,177,512    3.46%   14,414,289    6.69%
 Jun-98   6,647,066   2,211,155   1,215,916    7.31%   15,565,305    7.46%
 Jul-98   6,450,385   2,331,449   1,006,570    7.79%   16,340,171    8.31%
 Aug-98   6,762,948   2,245,837     871,314    6.68%   16,627,863    9.04%
 Sep-98   7,486,438   2,074,441   1,450,874    6.03%   17,083,634    9.59%
 Oct-98   6,789,819   2,016,510   1,081,328   10.45%   16,242,453   10.25%
 Nov-98   6,925,045   1,946,641   1,076,430    8.12%   15,576,802   10.17%
 Dec-98   6,501,450   1,814,060   1,138,888    8.43%   15,399,383   10.16%
        ____________ ___________ ___________
 Totals  78,663,264  27,654,959   9,965,759

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.